Torrid Reports First Quarter Fiscal 2023 Results

•Delivered First Quarter Adjusted EBITDA(1) in line with Guidance
•Updates Full Year Fiscal 2023 Guidance

CITY OF INDUSTRY, Calif. – June 7, 2023 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended April 29, 2023.

Lisa Harper, Chief Executive Officer, stated, “During the first quarter we carefully managed our expenses and inventory levels, which enabled us to deliver Adjusted EBITDA(1) in line with our guidance, despite challenging traffic trends. Our focus for fiscal 2023 is to execute our strategic priorities centered on strengthening our product offering, optimizing our customer file and growing our store footprint, which we believe will position us to deliver consistent growth over the long-term.”

Financial Highlights for the First Quarter of Fiscal 2023
·Net sales decreased 11.8% to $293.9 million compared to $333.2 million for the first quarter of last year. Comparable sales(2) decreased 14% in the first quarter.
·Gross profit margin was 37.7% compared to 39.0% in the first quarter of last year. The 134-bps decline was primarily due to inflationary impact on product costs, an increase in store occupancy and merchandising payroll, partly mitigated by enhanced pricing strategies and other favorable factors.
·Net income was $11.8 million, or $0.11 per share, compared to net income of $24.1 million, or $0.23 per share in the first quarter of last year.
·Adjusted EBITDA(1) was $38.3 million, or 13.0% of net sales, compared to $51.8 million, or 15.5% of net sales, in the first quarter of last year.
·In the first quarter, we opened five Torrid stores and closed six Torrid stores. The total store count at quarter end was 638 stores.

First Quarter Fiscal 2023 Financial and Operating Metrics

Three Months Ended
(in thousands, except percentages)
	April 29, 2023	April 30, 2022
Comparable sales	(14) %	(2) %
Net income	$ 11,808	$ 24,066
Adjusted EBITDA(A)	$ 38,260	$ 51,779

(A)Please refer to "Non-GAAP Reconciliation " for a reconciliation of net income to Adjusted EBITDA(1).

Balance Sheet and Cash Flow

Cash and cash equivalents for the three months ended April 29, 2023 totaled $18.3 million. Total liquidity at the end of the first quarter, including available borrowing capacity under our revolving credit agreement, was $149.0 million.

Cash flow from operations for the three months ended April 29, 2023 was $11.2 million, compared to $9.2 million for the three-month period ended April 30, 2022.

Outlook
For the second quarter of fiscal 2023 the Company expects:
·Net sales between $280 million and $295 million.
·Adjusted EBITDA(1) between $32 million and $38 million.

For the full year fiscal 2023 the Company expects:
·Net sales between $1,095 billion and $1,145 billion.
·Adjusted EBITDA(1) between $115 million and $130 million.
·Capital expenditures between $35 million and $40 million reflecting infrastructure and technology investments as well as between 30 and 40 new stores for the year.

The above outlook is based on several assumptions, including, but not limited to, the macroeconomic challenges in the industry in fiscal 2023 as well as higher labor costs, which are expected to be more pronounced this year compared to 2022. See “Forward-Looking Statements” for additional information.

Conference Call Details
A conference call to discuss the Company’s first quarter fiscal 2023 results is scheduled for June 7, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers. The conference call will also be webcast live at investors.torrid.com in the Events and Presentations section. For those unable to participate, a replay of the conference call will be available approximately three hours after the conclusion of the call until June 14, 2023.

Notes

(1)Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for additional information on non-GAAP financial measures and the accompanying table for a reconciliation to the most comparable GAAP measure. The Company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

(2)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.
About Torrid
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America aimed at fashionable women who are curvy and wear sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures

In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures, such as Adjusted EBITDA, for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses

We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis, actual results against such expectations.

Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives.
Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, all statements we make relating to our expected second quarter of fiscal 2023, our full year fiscal 2023 performance and our plans and objectives for future operations, growth or initiatives are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: changes in consumer spending and general economic conditions, including as a result of rising interest rates; inflationary pressures with respect to labor and raw materials and global supply chain constraints that could increase our expenses; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facility (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set; damage to our reputation arising from our use of social media, email and text messages; our reliance on third-parties for the provision of certain services, including real estate management; our dependence upon key members of our executive management team; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments of long-lived assets; our failure to maintain adequate internal control over financial reporting; and the threat of war, terrorism or other catastrophes that could negatively impact our business.

The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023 and in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made in this communication in the context of these risks and uncertainties. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the effect of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. We caution you that the important factors referenced above may not include all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the outcomes or affect us or our operations in the way we expect.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except to the extent required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
Lyn Walther
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended April 29, 2023	Three Months Ended April 30, 2022
Net sales	$ 293,854	$ 333,193
Cost of goods sold	183,212	203,263
Gross profit	110,642	129,930
Selling, general and administrative expenses	71,228	72,215
Marketing expenses	13,351	17,974
Income from operations	26,063	39,741
Interest expense	9,468	6,264
Interest income, net of other expense	60	28
Income before provision for income taxes	16,535	33,449
Provision for income taxes	4,727	9,383
Net income	$ 11,808	$ 24,066
Comprehensive income:
Net income	$ 11,808	$ 24,066
Other comprehensive loss:
Foreign currency translation adjustment	(170)	(40)
Total other comprehensive loss	(170)	(40)
Comprehensive income	$ 11,638	$ 24,026
Net earnings per share:
Basic	$ 0.11	$ 0.23
Diluted	$ 0.11	$ 0.23
Weighted average number of shares:
Basic	103,800	106,226
Diluted	104,027	106,243

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	April 29, 2023	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$ 18,260	$ 13,569
Restricted cash	366	366
Inventory	174,806	180,055
Prepaid expenses and other current assets	21,877	20,050
Prepaid income taxes	1,850	2,081
Total current assets	217,159	216,121
Property and equipment, net	108,144	113,613
Operating lease right-of-use assets	168,819	177,179
Deposits and other noncurrent assets	9,666	8,650
Deferred tax assets	3,294	3,301
Intangible asset	8,400	8,400
Total assets	$ 515,482	$ 527,264
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 77,516	$ 76,207
Accrued and other current liabilities	90,628	108,847
Operating lease liabilities	45,206	45,008
Borrowings under credit facility	11,950	8,380
Current portion of term loan	16,144	16,144
Due to related parties	9,784	12,741
Income taxes payable	3,682	—
Total current liabilities	254,910	267,327
Noncurrent operating lease liabilities	162,869	172,103
Term loan	300,661	304,697
Deferred compensation	4,541	4,246
Other noncurrent liabilities	8,833	9,115
Total liabilities	731,814	757,488
Commitments and contingencies (Note 15)
Stockholders' deficit
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 103,827,701 shares issued and outstanding at April 29, 2023; 103,774,813 shares issued and outstanding at January 28, 2023	1,039	1,038
Additional paid-in capital	130,458	128,205
Accumulated deficit	(347,398)	(359,206)
Accumulated other comprehensive loss	(431)	(261)
Total stockholders' deficit	(216,332)	(230,224)
Total liabilities and stockholders' deficit	$ 515,482	$ 527,264

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Three Months Ended April 29, 2023	Three Months Ended April 30, 2022
OPERATING ACTIVITIES
Net income	$ 11,808	$ 24,066
Adjustments to reconcile net income to net cash provided by operating activities:
Write down of inventory	732	289
Operating right-of-use assets amortization	9,982	10,233
Depreciation and other amortization	9,617	9,641
Share-based compensation	2,488	2,480
Other	(742)	(361)
Changes in operating assets and liabilities:
Inventory	4,402	(8,539)
Prepaid expenses and other current assets	(1,827)	(1,568)
Prepaid income taxes	231	5,645
Deposits and other noncurrent assets	(1,057)	336
Accounts payable	1,458	5,604
Accrued and other current liabilities	(16,667)	(36,026)
Operating lease liabilities	(10,052)	(9,856)
Other noncurrent liabilities	(170)	5
Deferred compensation	295	(1,188)
Due to related parties	(2,957)	5,298
Income taxes payable	3,682	3,114
Net cash provided by operating activities	11,223	9,173
INVESTING ACTIVITIES
Purchases of property and equipment	(5,660)	(6,761)
Net cash used in investing activities	(5,660)	(6,761)
FINANCING ACTIVITIES
Proceeds from revolving credit facility	197,020	208,000
Principal payments on revolving credit facility	(193,450)	(183,700)
Repurchase of common stock	—	(22,229)
Principal payments on term loan	(4,375)	(8,750)
Proceeds from issuances under share-based compensation plans	129	255
Withholding tax payments related to vesting of restricted stock units and awards	(124)	(178)
Net cash used in financing activities	(800)	(6,602)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(72)	(22)
Increase (decrease) in cash, cash equivalents and restricted cash	4,691	(4,212)
Cash, cash equivalents and restricted cash at beginning of period	13,935	29,287
Cash, cash equivalents and restricted cash at end of period	$ 18,626	$ 25,075
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loan	$ 9,065	$ 7,406
Cash paid during the period for income taxes	$ 834	$ 700
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$ 2,241	$ 2,621

Reclassification of Certain Statements of Operations and Comprehensive Income Items

In the fourth quarter of fiscal year 2022, we made a voluntary change in our accounting policy regarding the classification of royalties, profit-sharing and marketing and promotional funds ("PLCC Funds") we receive pursuant to our private label credit card agreement. Historically, we recorded PLCC Funds as a reduction to selling, general and administrative expenses in the consolidated statements of operations and comprehensive income. Under the new policy, we record PLCC Funds in net sales in the consolidated statements of operations and comprehensive income. This reclassification does not have any impact on income from operations, income before provision for income taxes, net income or earnings per share and there was no cumulative effect to stockholders’ deficit or net assets. This reclassification has been retrospectively applied to all prior periods presented.
The recognition of PLCC Funds in net sales is preferable because it enhances the comparability of our financial statements with those of many of our industry peers and provide greater transparency into performance metrics relevant to our industry by showing the gross impact of the funds received as net sales instead of as a reduction to selling, general and administrative expenses.
The impact of this change in accounting principle is reflected in the table below (in thousands):

	Three Months Ended April 30, 2022
	As Previously Reported	Change in Accounting Principle	As Adjusted
Net sales	$ 328,409	$ 4,784	$ 333,193
Cost of goods sold	203,263	—	203,263
Gross profit	125,146	4,784	129,930
Selling, general and administrative expenses	67,431	4,784	72,215
Marketing expenses	17,974	—	17,974
Income from operations	$ 39,741	$ —	$ 39,741

Non-GAAP Reconciliation

The following table provides a reconciliation of Net income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended
	April 29, 2023	April 30, 2022
Net income	$ 11,808	$ 24,066
Interest expense	9,468	6,264
Interest income, net of other expense	60	28
Provision for income taxes	4,727	9,383
Depreciation and amortization(A)	9,238	9,261
Share-based compensation(B)	2,488	2,480
Non-cash deductions and charges(C)	43	309
Other expenses(D)	428	(12)
Adjusted EBITDA	$ 38,260	$ 51,779

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)During the three months ended April 29, 2023, share-based compensation includes $0.1 million for awards that will be settled in cash as they are accounted for as share-based compensation in accordance with ASC 718, Compensation—Stock Compensation, similar to awards settled in shares.
(C)Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include severance costs for certain key management positions and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.